SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 13, 2009
LEXINGTON REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-12386	13-3717318

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Penn Plaza, Suite 4015, New York, New York	10119-4015

(Address of Principal Executive Offices)	(Zip Code)
(212) 692-7200
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On February 13, 2009, Lexington Realty Trust, or the Trust, entered into a credit agreement among the Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P., and Net 3 Acquisition L.P., jointly and severally as borrowers, KeyBank National Association, as agent, and each of the financial institutions initially a signatory thereto together with their assignees pursuant to Section 12.5 therein.
The credit agreement provides for a secured credit facility consisting of a $165.0 million term loan and a $85.0 million revolving loan. The secured credit facility bears interest at 2.85% over LIBOR and matures in February 2011, but can be extended until February 2012 at the Trust’s option.
The loans under the facility are secured by ownership interest pledges and guarantees by certain of the Trust’s subsidiaries that in the aggregate own interests in a borrowing base consisting of 72 properties. With the consent of the lenders, the Trust can increase the size of (1) the term loan by $135.0 million and (2) the revolving loan by $115.0 million (or $250.0 million in the aggregate, for a total facility size of $500.0 million) by adding properties to the borrowing base.
The credit agreement contains representations, financial and other affirmative and negative covenants, events of defaults and remedies typical for this type of term loan. The principal financial covenants impacting the Trust’s leverage under this facility are (1) the Trust’s total indebtedness may not exceed 65% of its capitalized value; (2) the Trust’s adjusted EBITDA determined on a consolidated basis for the period of two consecutive fiscal quarters most recently ending may not be less than 150% of the Trust’s debt service for such period; (3) the Trust’s adjusted EBITDA for the period of two consecutive fiscal quarters most recently ending may not be less than 140% of the Trust’s fixed charges for such period; (4) the Trust’s principal amount of recourse secured indebtedness determined on a consolidated basis may not exceed 10% of the Trust’s capitalized value; (5) the Trust’s principal amount of recourse secured indebtedness on a property may not exceed 75% of a stabilized property or 80% of a development property; (6) the Trust’s tangible net worth may not be less than $1,260,000,000 plus 75% of the net proceeds from certain equity offerings by the Trust; and (7) the Trust’s floating rate indebtedness may not exceed 35% of the Trust’s total indebtedness. The credit agreement also restricts the amount of capital the Trust can invest in specific categories of assets, such as unconsolidated entities, unimproved land, properties under construction, notes receivable, and properties leased under ground leases.
In addition, the credit agreement contains a covenant that restricts the ability of the borrowers to make certain payments. This covenant contains certain exceptions, including an exception that allows the Trust’s operating partnerships to make any distributions necessary to allow the Trust to (i) maintain its status as a real estate investment trust or (ii) distribute 95.0% of funds from operations. The Trust does not anticipate that this provision will adversely affect the ability of its operating partnerships to make distributions sufficient for the Trust to pay dividends under its current dividend policy.

1

The credit agreement contains cross default provisions with other of the Trust’s material indebtedness and other typical events of default.
The foregoing description of the credit agreement is qualified in its entirety by reference to the purchase agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On February 13, 2009, the Trust entered into the credit agreement described in Item. 1.01 of this Current Report on Form 8-K, which we refer to as this Current Report. The material terms and conditions pertaining to the secured credit facility are set forth in Item 1.01 of this Current Report and are incorporated in this Item 2.03.
The secured credit facility under the credit agreement refinances the Trust’s (1) unsecured revolving credit facility, with $25.0 million outstanding as of December 31, 2008, and (2) secured term loan, with $174.3 million outstanding as of December 31, 2008.
Item 8.01. Other Events.
On February 17, 2009, the Trust announced the secured credit facility and the refinancing described in Items 1.01 and 2.03 of this Current Report.
The foregoing description of the press release is qualified in its entirety by reference to the press release attached as Exhibit 99.1 to this Current Report. This Item 8.01 and Exhibit 99.1 are deemed furnished not filed.
Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits
10.1	Credit Agreement, dated as of February 13, 2009, among the Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P. and Net 3 Acquisition L.P., jointly and severally as borrowers, KeyBank National Association, as agent, and each of the financial institutions initially a signatory thereto together with their assigns pursuant to Section 12.5 therein.

99.1	Press release issued February 17, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Realty Trust
Date: February 17, 2009	By:	/s/ Patrick Carroll
Patrick Carroll
Chief Financial Officer

Exhibit Index
10.1	Credit Agreement, dated as of February 13, 2009, among the Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P. and Net 3 Acquisition L.P., jointly and severally as borrowers, KeyBank National Association, as agent, and each of the financial institutions initially a signatory thereto together with their assigns pursuant to Section 12.5 therein.

99.1	Press release issued February 17, 2009